Exhibit 99.1

                       Image Entertainment Launches Egami
              Media to Aggregate and Exploit Digital Video Rights

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Jan. 6, 2005--Image
Entertainment, Inc. (Nasdaq:DISK):

    -- New Subsidiary to Acquire Image's Current Digital Rights and Pursue Additional Rights from Other Content Providers

    --  Company to Unlock Value from Library of Digital Rights

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced the formation of Egami Media, Inc., a new subsidiary that will focus on the aggregation and wholesale exploitation of digital rights to a wide array of video content. In connection with Egami's formation, Image granted Egami all of its current and future digital rights, on a no-cost basis to Egami. Egami will also acquire digital rights to third-party content in much the same way Image does with traditional packaged media such as DVD. Egami's mission will be to unlock value from Image's current and future library of digital rights.
    Egami will provide content owners with a comprehensive, worldwide strategy across all digital platforms. Image will continue to focus on its core business of the licensing, production and distribution of content for packaged media. The collaboration between Egami and Image will create cross-promotion opportunities between digital formats and packaged media, especially as consumers increasingly add digital consumption to their menu of entertainment options. Egami will also facilitate content delivery via stills, clips and "a la carte" segment sales to wireless and mobile devices, multiplying the number of different revenue streams possible from a single program.
    Egami will exploit Image's digital rights on the same terms and conditions as Image's underlying rights to the titles, thus keeping the content suppliers in the same economic position as if Image had marketed and sold the digital rights itself. Image will continue to negotiate for as broad a package of rights as possible for individual titles, and in cases where Image acquires digital rights, Egami will develop and distribute them.
    "This is a natural evolution of Image's business strategy, as we continue to acquire as many exclusive programming rights as possible," said Martin W. Greenwald, Image's CEO and President. "Digital forms of distribution, including downloading, streaming and video-on-demand to personal computers, portable devices, set-top personal video recorders and mobile phones, are rapidly gaining traction in the U.S. and abroad. We believe this will become an increasingly important distribution channel for home entertainment. Just as packaged DVDs from Image's catalogue are available at thousands of retail stores, Egami's business-to-business model will focus on offering digital content to existing and emerging consumer websites, portals and even brick-and-mortar locations. We intend to take full advantage of this opportunity, and believe our exclusive library is well-suited for this format. Egami will continue Image's long tradition of wholesaling content to companies who market directly to the end user, thus acting as a retail partner and supplier, not as a competitor."
    Mr. Greenwald continued, "We are strong believers that physical and electronic distribution will coexist for years to come. As broadband technology and household penetration continue to expand, so too will the need for a leading independent digital content aggregator. To that end, Egami will act as a convenient destination for retail to obtain a broad and eclectic range of programming. Operating as its own entity, Egami will have the challenge and the opportunity to fully utilize Image's growing library of digital rights, and to negotiate and acquire additional, non-Image programming, for all electronic media configurations."
    David Borshell, Image's Chief Operating Officer, commented on the launch, "The creation of Egami, with its focus on the wholesale distribution of content via electronic delivery, is a natural progression of our business model. Egami will benefit operationally by leveraging Image's business infrastructure, affording Egami the ability to provide content owners with the same high level of services, including production, information technology and royalty processing, that they have come to expect from Image over the past 20 years."

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with more than 2,500 exclusive DVD titles in domestic release and approximately 300 programs internationally via sublicense agreements. The Company also has exclusive audio, broadcast, video on demand, streaming video and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information on Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue" or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: Image Contact:
             Dennis Hohn Cho, 818-407-9100, extension 262
             Vice President, Business Affairs & General Counsel or
             Image Investor Relations Contact:
             MKR Group, LLC
             Charles Messman or Marie Dagresto, 818-556-3700 ir@mkr-group.com